Exhibit 1.7

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

CDC Software Adds Business T&G Group to Franchise Partner Program

ATLANTA, September 05, 2006—CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, today announced that Business T&G Group has joined the company’s Franchise Partner Program. The program, which includes $20 million designated for investment in channel partners, was launched earlier in 2006 by CDC Software to establish strategic relationships with franchise partners in selected geographies and accelerate mutual business expansion. Business T&G is the second partner selected into the Franchise Partner Program in two months.
Business T&G has been a successful partner, representing CDC Software for more than 4 years, primarily in Latin America. Mutual customers of Business T&G and CDC Software include Corporacion Aduanera del Ecuador; Industries Riva de Argentina, Fuerzas Electricas de Andorra; Recig, SA; Perfumes & Diseno; INOXCROM, CZF de Vigo, EMALSA, Rexel and ACSA Agbar Construcción. Business T&G is one of Spain’s leading technology providers, with subsidiaries in Portugal, Argentina, Chile, Ecuador, Brazil, Venezuela, Colombia, Bolivia and Peru with 185 professionals and more than 500 implemented customers. CDC Software will acquire a 19 percent equity stake in the company, with the option to acquire 100% of the company in three years.

Through the Franchise Partner Program, CDC Software is working with selected partners in high-growth geographies, including Eastern Europe, the Middle East, Latin America, India, China and Asia/Pacific. Providing direct cash investments, equity investments, lines of credit and combinations of these, CDC Software is investing up to $20 million in selected distribution partners.

“We have established a very successful partnership with CDC Software through our sales and support of the Ross ERP and Pivotal CRM applications,” said Juan Ignacio de Ayala, managing director of Business T&G Group. “By joining the Franchise Partner Program, we will build on this success to quickly to grow our business and leadership position in Spain and Latin America.”

“We continue to leverage our significant cash reserves to strengthen our presence in key geographies targeted for growth,” said Oscar Pierre, senior vice president of Latin America for CDC Software. “Our Franchise Partner Program enables investments that drive mutual success with key partners. As a result, our global expansion is accelerating through this unique approach as we build mindshare and commitments with our third-party resellers and distributors.”

“The momentum we are gaining with the Franchise Partner Program demonstrates the acceptance of our program by the industry,” said Eric Musser, president of CDC Software. “Through the investments enabled by our unique program, we continue to demonstrate our confidence in our partners and our products. We continue to seek, and are in negotiation with, additional resellers and distributors for participation in the Franchise Partner Program around the world.”

About Business T&G Group (TBD)

Business T&G is an innovative company of enterprise software applications, with vision of future and in continuous evolution that is always seeking for the best solutions to their customers, providing them with competitive advantages for their business success within a rapidly changing business environment. Business T&G ´s product suite includes CG/IFS (Financial solution), GP/HRS (Payroll and Human Resources) and Uniclass series focus also in Financial and Human Resources solutions. The Business T&G solutions were initially designed for IBM iSeries platforms and they have evolved to open systems during updated with the latest and most prestigious technologies available in the current market.
This capacity has entitled Business T&G as one of the main Spanish technology providers, with direct subsidiaries and/or sales and services operations in Portugal and several Latin America countries (Argentina, Chile, Ecuador, Brazil, Venezuela, Colombia, Bolivia and Peru) backed in total by 185 professionals worldwide and more than 500 implemented customer sites, based on they own developed products.
For more information, please visit www.btgsa.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About China.com Inc.
China.com Inc. (HK GEM Stock Code: 8006; website: www.inc.china.com), a leading Online game, MVAS and Internet services company operating principally in China, and a 77%-owned subsidiary of CDC Corporation, was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Games
CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a wholly owned subsidiary of China.com Inc. CDC Games is one of the market leaders of online and mobile games in China with over 30 million registered users.

About CDC Mobile
CDC Mobile is the wholly owned subsidiary of China.com Inc and is focused on providing MVAS products to subscribers in China.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the acquisition of an equity stake and option for additional equity in Business T&G, development of CDC Software’s Franchise Partner Program, future opportunities with channel partners, future development of enterprise software on a global scale, growth in CDC Software’s business in targeted geographic markets and the ability to provide expansion and support to developing countries. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the completion of the acquisition of an equity stake and option for additional equity in Business T&G, the ability to make changes in business strategy, development plans and product offerings; the ability to identify and enlist additional partners in the Franchise Partner Program and the development of the enterprise software sector on a global scale. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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